Exhibit 99.1

News Release Final

FOR IMMEDIATE RELEASE

News Media Contact:	Investor Relations Contact:	Woodbridge Contact:
Ed Mattix	Jane Okun	Nigel Harrison
+1 303 397 2467	+1 303 397 2747	+1 704 364 7157
ed.mattix@ihs.com	jane.okun@ihs.com	nigel@greysfinancial.com

IHS Acquires Jane’s Information Group
Move Creates Global Powerhouse for Aerospace, Defense and Security Insight and Analysis

ENGLEWOOD, CO - (June 12, 2007, 2:00 p.m. MDT) - IHS Inc. (NYSE: IHS), a global provider of critical technical information, decision-support tools and related services, announced today it has acquired Jane’s Information Group (Jane’s), a leading provider of information to the defense industry and governments, from The Woodbridge Company Limited. IHS purchased Jane’s substantially through the issuance of 4.399 million shares of new IHS common stock, which translates to approximately $183.5 million (U.S.) based on the June 11, 2007 closing price of $41.71 for IHS stock.  As part of the transaction, Woodbridge has agreed to a three-year lock-up agreement that restricts its ability to sell any IHS shares.

“IHS is extremely pleased to welcome Jane’s into the IHS family of brands which includes IHS and CERA (Cambridge Energy Research Associates),” said Jerre Stead, chairman and chief executive officer of IHS. “Our strategy is to grow our business of proprietary content and decision-support tools. The addition of Jane’s is a perfect complement to the products and services IHS offers today, and reflects our vision to be the source for critical information and insight.”

IHS and Jane’s are both global operators with long-standing customer relationships in aerospace, defense and government. The acquisition enhances the position of IHS in these industries, the company’s second-largest industry vertical after energy. IHS is a leading provider of military and aerospace parts, standards, and regulatory databases, and related decision-support tools and services. The combination of these IHS assets with the information, insight, analysis and brand of Jane’s allows IHS to deliver an unparalleled suite of products and services.

“The combination of IHS and Jane’s clearly strengthens both companies and creates more growth and greater opportunities to increase value for our customers,” said Alfred Rolington, chief executive officer of Jane’s. “We look forward to enhancing the critical information and insight on which governments and businesses have come to rely to make critical decisions.”

The growing shared interest of the defense establishment and energy industry in the security and production of oil and gas around the world presents another opportunity, positioning the combined companies as a global leader in energy security issues.

“The convergence of energy and security issues in recent years has driven markets and prices on a daily basis and placed energy security squarely at the forefront of the minds of everyone from governments to businesses to individuals,” said Daniel Yergin, executive vice president of IHS and chairman of CERA. “The insight and expertise that IHS and CERA provide in the energy arena, now coupled with Jane’s depth and quality of security analysis, will be a unique, broad-based source of timely information, knowledge and insight into a range of energy security issues around the world.”

Jane’s was founded in 1898 and is a world-leading provider and publisher of information and analysis on global defense and security. Governments, militaries, business leaders and academics in more than 180 countries rely on Jane’s for timely and insightful information on threat and security issues. Jane’s has offices in seven locations worldwide and an international network of researchers, correspondents and journalists, who provide the depth and quality of Jane’s editorial expertise and independence.  Jane’s offers a full range of information solutions including:  military systems, equipment and analysis; country-by-country internal and external security and threat assessments; defense news and analysis; business risk assessments; airport news equipment and services information; railroad and urban transportation systems; and police and law enforcement news and equipment information.

IHS is a leading provider of critical information, products, solutions and services to governments and corporations in more than 100 countries. IHS has been in business for nearly 50 years and maintains the most comprehensive databases of their kind employing proprietary processes and technology to collect, manage and deliver a vast inventory of information in the aerospace, defense, energy, electronics, construction and automotive industries.

Jefferies & Company, Inc. acted as financial adviser to IHS. Greenhill & Co. advised Woodbridge.

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IHS JANE’S ACQUISITION CONFERENCE CALL ADVISORY — TUESDAY, JUNE 12, 3:00 p.m. (MDT), 5:00 p.m. (EDT)

A conference call with IHS Chairman and CEO Jerre Stead to discuss the IHS acquisition of Jane’s Information Group will be conducted Tuesday, June 12 at 3:00 p.m. Mountain time/5:00 p.m. Eastern time.  Media and investors can participate on the call by visiting the IHS website at http://www.ihs.com/Investor-Relations/ir-calendar.htm and logging on at least 15 minutes prior to the start of the call, or by dialing 1-800-591-6942 and entering the passcode 49177640.

About IHS (www.ihs.com)
IHS (NYSE: IHS) is a leading provider of critical technical information, decision-support tools and related services to customers around the world. Our data and services are used primarily by the energy, defense, aerospace, construction, electronics, and automotive industries. IHS translates the value of our global information, expertise and knowledge to enable customer success and create customer delight on a daily basis. Ranging from governments and large multinational corporations to smaller companies and technical professionals in more than 100 countries, customers rely on our offerings to facilitate decision making, support key processes and improve productivity. IHS has been in business for nearly 50 years and employs more than 2,500 people in 35 locations around the world.

IHS FORWARD-LOOKING STATEMENTS: This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products, and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

IHS is a registered trademark of IHS Inc.  All other company and product names may be trademarks of their respective owners. Copyright © 2007 IHS Inc.  All rights reserved.